EXHIBIT 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and

Stockholders of Terra Tech Corp.:

We consent to incorporation in this Form S-8 of Terra Tech Corp. of our report dated March 16, 2018, with respect to the audit of Terra Tech Corp.’s Consolidated Statements of Operations, Stockholders’ Equity, and Cash Flows for the fiscal year ended December 31, 2015.

Benjamin & Young, LLP

March 4, 2019

Anaheim, California